EXHIBIT 99.1

Layne Christensen Reports First Quarter Fiscal 2010 Earnings

MISSION WOODS, Kan., June 2, 2009 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN):

 * Revenues for the first quarter decreased $40.3 million, or 16.5%, to $204.2 million from $244.5 million in the prior year.

 * Net income for the quarter was $1.0 million, or $0.05 per share, compared to $10.6 million, or $0.55 per share in the prior year.

 * Despite lower earnings, water infrastructure backlog increased to
   $481.6 million as of April 30, 2009, compared to $427.9 million at
   January 31, 2009, and $370.7 million last year.

 ---------------------------------------------------------------------
 Financial Data                               Three Months
 --------------                            ------------------     %
 (in 000's, except per share data)          4/30/09   4/30/08   Change
 ---------------------------------------------------------------------
 Revenues

  --Water infrastructure                   $168,087  $180,572   (6.9)%
  --Mineral exploration                      24,794    51,094  (51.5)
  --Energy                                   10,321    11,879  (13.1)
  --Other                                       999       990   (0.9)
                                           --------  --------
 Total revenues                             204,192   244,544  (16.5)
                                           --------  --------
 Net income attributable to Layne
  Christensen Company                           996    10,562  (90.6)
 Diluted earnings per share                    0.05      0.55  (90.9)
 Weighted average dilutive shares
  outstanding                                19,334    19,294    0.2
 ---------------------------------------------------------------------

"This is the first full quarter of results reflecting the commodities market downturn which began late last year and the corresponding weak demand for mineral exploration drilling. In our energy division, low natural gas prices affected us in two ways, in reduced revenues on unhedged production and, by negatively impacting the lives of our proved reserves, in increased depletion. We also experienced a decline in earnings in our water business, substantially the result of reduced demand for new water supply. This combination of factors produced a very weak quarter. The silver lining in our water infrastructure business was that pipeline and large treatment plant construction continued to hold up well, exceeding prior year results. Looking forward, we should experience some modest improvement in the second quarter. Our balance sheet and bank credit facilities are the strongest in the Company's history." -- Andrew B. Schmitt, President and Chief Executive Officer

Layne Christensen Company (Nasdaq:LAYN), today announced net income for the first quarter ended April 30, 2009, of $996,000, or $0.05 per diluted share, compared to net income of $10,562,000, or $0.55 per diluted share last year.

Revenues for the three months ended April 30, 2009, decreased $40,352,000, or 16.5%, to $204,192,000 compared to $244,544,000 for the same period last year. A further discussion of results of operations by division is presented below.

Cost of revenues decreased $22,136,000 to $159,904,000, or 78.3% of revenues, for the three months ended April 30, 2009, compared to $182,040,000, or 74.4% of revenues, for the same period last year. The increase as a percentage of revenues was primarily focused in the water infrastructure division as the result of a shift in revenue mix to a higher concentration of heavy construction, which typically carries a lower margin, difficulties on several projects and pricing pressures from increased competition. Also contributing was reduced volume and pricing in the mineral exploration division.

Selling, general and administrative expenses decreased 4.1% to $31,700,000 for the three months ended April 30, 2009, compared to $33,044,000 for the same period last year. The decrease was primarily the result of a combination of decreased compensation related expenses of $3,062,000, offset by increased operating tax expense of $1,906,000. Compensation expenses declined based on lower accruals for incentive compensation given the Company's reduced earnings, as well as headcount reductions. The increased operating tax expense is primarily due to a reassessment of the recoverability of value added tax balances in certain foreign jurisdictions given recent declines in those economies and accruals for certain other operating tax expenses.

Depreciation, depletion and amortization increased 15.2% to $14,333,000 for the three months ended April 30, 2009, compared to $12,441,000 for the same period last year. The increase was primarily due to higher depletion in the energy division as a result of reduced estimated lives of proven oil and gas reserves, driven by lower natural gas prices.

During the three months ended April 30, 2009, the Company received litigation settlements valued at $3,161,000. The settlements included receipt of land and buildings valued at $2,828,000, and cash receipts of $333,000, net of contingent attorney fees.

Equity in earnings of affiliates decreased 22.5% to $1,935,000 for the three months ended April 30, 2009, from $2,497,000 for the same period last year. The decrease reflects the impact of softening exploration demand for gold and copper in South America. We expect our equity in earnings of affiliates to remain positive, but reduced from prior year levels through the balance of the fiscal year.

Interest expense decreased to $810,000 for the three months ended April 30, 2009, compared to $941,000 for the same period last year. The decrease was a result of scheduled debt reductions and reduced borrowing needs for working capital.

Income tax expense of $920,000 (an effective rate of 48.0%) was recorded for the three months ended April 30, 2009, compared to $7,967,000 (an effective rate of 43.0%) for the same period last year. The increase in the effective rate is primarily attributable to the impact of nondeductible expenses as pretax income declines. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

 Water Infrastructure Division
 (in thousands)
                                                    Three Months Ended
                                                         April 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 Revenues                                           $168,087  $180,572
 Income before income taxes                            4,527     9,189

Water infrastructure revenues decreased 6.9% to $168,087,000 for the three months ended April 30, 2009, from $180,572,000 for the same period last year. The decrease occurred across all major product lines, except pipeline and larger water treatment plant construction which was aided by previously announced acquisitions. The most affected locations were in the Western U.S. where a decrease in housing construction and budget constraints on municipal government spending has significantly impacted our markets. Bidding activity, particularly in the heavy construction markets, remains relatively strong albeit with more competitors.

Income before income taxes for the water infrastructure division decreased 50.7% to $4,527,000 for the three months ended April 30, 2009, compared to $9,189,000 for the same period last year. Reduced revenue levels and margin pressures from increased competition, as well as difficulties on several projects contributed to the decline. Also contributing factors were worse than expected workers' compensation and healthcare insurance experience. Cost control measures including headcount reductions continue as we seek to match expenses to lower activity levels in most of our product lines.

The backlog in the water infrastructure division was $481,615,000 as of April 30, 2009, compared to $427,863,000 as of January 31, 2009, and $370,742,000 as of April 30, 2008.

 Mineral Exploration Division
 (in thousands)
                                                    Three Months Ended
                                                         April 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 Revenues                                           $ 24,794  $ 51,094
 Income before income taxes                            1,767    11,636

Mineral exploration revenues decreased 51.5% to $24,794,000 for the three months ended April 30, 2009, from $51,094,000 for the same period last year. The decreased activity levels which began in the fourth quarter of last year continued, with revenue declines in virtually all of the division's markets driven by tightening credit and economic uncertainty. We anticipate declines against last year's levels for the balance of the fiscal year.

Income before income taxes for the mineral exploration division was down 84.8% to $1,767,000 for the three months ended April 30, 2009, compared to $11,636,000 for the same period last year. During the period, we had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased operating tax expense of $1,906,000 due to a reassessment of the recoverability of value added taxes in certain foreign jurisdictions and accruals for certain other operating tax exposures. Excluding these two items, income before income taxes would have decreased by 92.7% to $845,000. The equity in earnings of affiliates declined at a slower rate than the remainder of the division, reflecting higher stability from certain longer term contracts. Operations in North America were profitable, offset by losses in Africa and Australia. We have and continue to aggressively reduce staffing levels and other costs in dealing with the reduced market activity.

 Energy Division
 (in thousands)
                                                    Three Months Ended
                                                         April 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 Revenues                                           $ 10,321  $ 11,879
 Income before income taxes                            2,588     4,476

Energy revenues decreased 13.1% to $10,321,000 for the three months ended April 30, 2009, compared to revenues of $11,879,000 for the same period last year. The decrease in revenues was attributable to lower gas prices in the Company's market for the portion of the Company's production which was not forward sold. We anticipate holding production for the near term to levels which have been forward sold.

Income before income taxes for the energy division decreased 42.2% to $2,588,000 for the three months ended April 30, 2009, compared to $4,476,000 for the same period last year. The decrease in income before income taxes is due to the impact on revenues from lower gas prices as noted above, as well as higher depletion based on decreased proved oil and gas reserves.

A ceiling test impairment was recorded in the fourth quarter of fiscal 2009. While no further impairment was required in the first quarter of fiscal 2010, should gas pricing remain low and Layne Energy is not able to replace current forward sales contracts at attractive prices, additional impairments could occur during the course of the year.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6,304,000 for the three months ended April 30, 2009, compared to $5,851,000 for the same period last year. The increase for the quarter was primarily due to reduced interest earnings on available cash balances and increased share-based compensation.

 Summary of Operating Segment Reconciliation Data

                                                    Three Months Ended
                                                         April 30,
                                                    ------------------
                                                      2009      2008
                                                    --------  --------
 Revenues
   Water infrastructure                             $168,087  $180,572
   Mineral exploration                                24,794    51,094
   Energy                                             10,321    11,879
   Other                                                 990       999
                                                    --------  --------
     Total revenues                                 $204,192  $244,544
                                                    ========  ========
 Equity in earnings of affiliates
   Mineral exploration                              $  1,935  $  2,497
                                                    ========  ========
 Income before income taxes
   Water infrastructure                             $  4,527  $  9,189
   Mineral exploration                                 1,767    11,636
   Energy                                              2,588     4,476
   Other                                                 148        20
   Unallocated corporate expenses                     (6,304)   (5,851)
   Interest                                             (810)     (941)
                                                    --------  --------
     Total income before income taxes               $  1,916  $ 18,529
                                                    ========  ========

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

              LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                     CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)

                                                    Three Months
                                                   Ended April 30,
                                                    (unaudited)
                                              ------------------------
                                                 2009         2008
                                              -----------  -----------
 Revenues                                     $   204,192  $   244,544
 Cost of revenues (exclusive of depreciation,
  depletion and amortization shown below)        (159,904)    (182,040)
 Selling, general and administrative expenses     (31,700)     (33,044)
 Depreciation, depletion and amortization         (14,333)     (12,441)
 Litigation settlement gains                        3,161           --
 Equity in earnings of affiliates                   1,935        2,497
 Interest                                            (810)        (941)
 Other income (expense), net                         (625)         (46)
                                              -----------  -----------
 Income before income taxes                         1,916       18,529
 Income tax expense                                  (920)      (7,967)
                                              -----------  -----------
 Net income attributable to Layne
  Christensen Company                         $       996  $    10,562
                                              ===========  ===========

 Basic income per share                       $      0.05  $      0.55
                                              ===========  ===========

 Diluted income per share                     $      0.05  $      0.55
                                              ===========  ===========

 Weighted average shares outstanding-basic         19,297       19,091
 Dilutive stock options and unvested shares            37          203
                                              -----------  -----------
 Weighted average shares outstanding-diluted       19,334       19,294
                                              ===========  ===========

                                                       As of
                                              ------------------------
                                               April 30,   January 31,
                                                 2009         2009
                                              -----------  -----------
 Balance Sheet Data:
   Cash and cash equivalents                  $    62,696  $    67,165
   Working capital, including current
    maturities of long term debt                  129,449      128,610
   Total assets                                   709,875      719,357
   Total long term debt, excluding current
    maturities                                     26,667       26,667
   Total Layne Christensen Company
    stockholders' equity                          459,216      456,022
   Common shares issued and outstanding            19,399       19,383

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com